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                                   EXHIBIT 1
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                NAME, BUSINESS ADDRESS AND PRINCIPAL OCCUPATION
                   OF EACH DIRECTOR AND EXECUTIVE OFFICER OF
                           CENTURY SOUTH BANKS, INC.

DIRECTORS
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     The principal business address of each director and executive officer of
Century South Banks, Inc. is c/o 60 Main Street West, Dahlonega, Georgia 30533.

William H. Anderson, II
Chairman of Century South Banks, Inc. ("CSBI") and Southern Trust Insurance Company, Macon, Georgia.

James R. Balkcom, Jr.
Chairman, President and Chief Executive officer of PAMECO Corp., a distributor of heating, ventilation and air conditioning equipment and parts, Norcross, Georgia.

William L. Chandler
President of Chandler-Stovall, a real estate investment and management company, Ila, Georgia.

Joseph W. Evans
President, Chief Operating Officer and Chief Financial Officer of CSBI.

James A. Faulkner
Vice-Chairman and Chief Executive Officer of CSBI.

Thomas T. Folger, Jr.
Partner in Folger Poultry Farms, Dahlonega, Georgia.

Quill 0. Healey
Chairman of the United States affiliate of J&H Marsh & McLennan, a multi-line insurance broker, Atlanta, Georgia.

Frank C. Jones
Partner in the law firm of King & Spalding, Atlanta, Georgia.

John B. McKibbon, III
Chief Executive Officer of McKibbon Brothers, Inc., a hotel development and management company, Gainesville, Georgia.

E. Paul Stringer
Owner and operator of Stringer Insurance Agency, Dahlonega, Georgia.
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EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
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Tony E. Collins
Executive Vice President and Chief Administrative Officer.

E. Max Crook
Executive Vice President and Regional Executive.

Stephen W. Doughty
Executive Vice President and Chief Credit Officer.

J. Perry Hendrix
Executive Vice President and Regional Executive.

Sidney J. Wooten
Executive Vice President and Regional Executive.

J. Thomas Wiley, Jr.
Executive Vice President and Regional Executive.